Exhibit 99.1

GS Financial Corp. Announces Fourth Quarter and Year End Results

Metairie, Louisiana - February 22, 2010 - GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported a net loss for the quarter ended December 31, 2009 of $99,000, or ($0.08) per share diluted, compared with a net loss of $170,000, or ($0.13) per share diluted, for the same period in 2008. Net income for 2009 was $886,000 up from a net loss of $6,000 for 2008. Earnings per share for the year ended December 31, 2008 are not meaningful compared to $0.70 per share diluted for 2009.

President Stephen E. Wessel commented, “We are pleased to report a profitable year in 2009 due in large part to a substantial improvement in net interest income and an increase in noninterest income.  We were also able to grow core deposits as a cost effective funding source that afforded us the opportunity to reduce our FHLB advances by more than $11 million dollars. Unfortunately, our financial results also reflect an increase in our provision for loan losses, higher FDIC insurance costs, and elevated credit costs including more than $400,000 of impairment losses on other real estate owned. However, we remain very well capitalized, and we are focused on improving our credit quality and executing our strategic plan".

Highlights of the year ended December 31, 2009 include:

•	Total assets at December 31, 2009 were $271.6 million, up approximately $49.7 million, or 22.4%, from December 31, 2008.

•
Average loans increased by $36.9 million, or 26.0%, during 2009 from $141.9 million at December 31, 2008 to $178.8 million at December 31, 2009, with the majority of the growth in both residential and commercial real estate mortgage loans.

•
Deposits increased during 2009 by $61.4 million, or 43.8%, from $140.1 million at December 31, 2008 to $201.5 million at December 31, 2009. This includes $6.8 million, or 85.9%, of growth in noninterest-bearing deposits.

•	Federal Home Loan Bank advances decreased by $11.5 million, or 22.1%, from $52.0 million at December 31, 2008 to $40.5 million at December 31, 2009.

•
The ratio of average loans to average deposits decreased from 104.88% at December 31, 2008 to 97.37% at December 31, 2009, and the ratio of interest-earning assets to interest-bearing liabilities decreased from 117.05% to 113.13% when comparing those same periods.

Net interest income for the quarter ended December 31, 2009 was $2.2 million, which represents an increase of $458,000, or 26.3%, from $1.7 million for the same period in 2008. Net interest income for 2009 was $8.1 million, an increase of $1.4 million, or 21.0%, from $6.7 million for 2008. The increases in net interest income when comparing the quarterly and annual periods ended December 31, 2009 to the same periods in the prior year were primarily due to a significant increase in the average balance of loans and a decrease in the overall cost of interest-bearing deposits which were partially offset by a decrease in the yield on investments, including overnight funds, and an increase in the average balance of interest-bearing deposits.

The net interest margin was 3.43% for the fourth quarter of 2009, up 10 basis points from 3.33% for the fourth quarter of 2008. The increase in net interest margin during the fourth quarter was primarily due to a 28 basis point increase in the average interest rate spread which was positively impacted by an 85 basis point reduction in the overall cost of interest-bearing liabilities. The net interest margin for the year ended December 31, 2009 was 3.26%, down 11 basis points from 3.37% for the prior year. The decrease in the net interest margin from 2008 to 2009 was attributable to a 67 basis point decrease in the average yield on interest-earnings assets that was substantially offset by a 61 basis point decrease in the average cost of interest-bearing liabilities.

Non-performing assets increased $4.2 million, or 169.1%, from $2.5 million at December 31, 2008 to $6.7 million at December 31, 2009. The increase in non-performing assets is primarily due to a loan relationship with a commercial borrower consisting of five loans aggregating $1.5 million that are secured by owner occupied, nonresidential real estate located in New Orleans, Louisiana, that are currently in the process of foreclosure and a $2.0 million increase in other real estate owned during 2009. Other real estate owned as of December 31, 2009 includes two properties that were previously under renovation totaling $945,000. These properties were obtained through foreclosure proceedings completed in December 2009 and are secured by residential real estate located in uptown New Orleans, Louisiana, and non-residential real estate located in Algiers, Louisiana. In addition, other real estate owned includes a $950,000 multifamily dwelling that was previously under renovation which is located in the historic district of the French Quarter in New Orleans, Louisiana. The foreclosure proceedings for this property were completed in April 2009, and the Company has been marketing it for sale since May 2009. The Company recognized impairment losses on other real estate owned of $375,000 and $436,000, respectively, for the fourth quarter and year ended December 31, 2009. No impairment losses were recognized on other real estate owned in 2008.

A provision for loan losses of $300,000 was recorded during the fourth quarter of 2009 based on the Company’s assessment of its credit risk while considering the overall increase in the level of loan delinquencies and adversely classified loans. The Company recorded a total of $500,000 in additional loan loss provisions during 2009. There was no addition to the allowance for loan losses in 2008. As of December 31, 2009, the Company’s allowance for losses was $2.4 million or 57.2% of non-performing loans compared to $2.7 million or 135.2% of non-performing loans at December 31, 2008. The Company believes that the allowance for loan losses recorded as of December 31, 2009 is sufficient to cover the potential losses in its loan portfolio.

Noninterest income for the fourth quarter of 2009 was $231,000, up from a loss of $637,000 for the fourth quarter of 2008. For the annual period ended December 31 2009, noninterest income was $1.3 million as compared to a loss of $994,000 for the same period in 2008. The significant increase in noninterest income was due to strong sales of residential loans in the secondary market during 2009 and the recognition of a non-cash impairment charge of $1.3 million (pre-tax) and $845,000 (after-tax) related to the Company’s investment in mutual funds that hold mortgage-backed securities in 2008.

Noninterest expense for the fourth quarter of 2009 was $2.2 million, up approximately $808,000, or 60.1%, from $1.3 million for the fourth quarter of 2008. Noninterest expense for the year ended December 31, 2009 was $7.5 million, which represents an increase of $1.9 million, or 32.7%, from $5.7 million in the prior year. Noninterest expense for 2009 was negatively impacted by an increase in deposit insurance premiums, including a special assessment, which totaled $75,000 and $322,000 for the three months and year ended December 31, 2009, compared to $25,000 and $45,000 for the respective prior year periods. In addition, there were increases in mortgage originator commissions attributable to the increased volume of loan sales and legal expenses associated with an agreement we entered into with certain shareholders.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	December 31, 2009	December 31, 2008
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$7,158	$2,313
Interest-Bearing Deposits in Other Banks	9,293	569
Federal Funds Sold	3,284	323
Securities Available-for-Sale, at Fair Value	50,455	47,617
Loans, Net	185,500	158,523
Accrued Interest Receivable	1,518	1,612
Other Real Estate	2,489	461
Premises & Equipment, Net	5,934	5,756
Stock in Federal Home Loan Bank, at Cost	2,354	2,300
Real Estate Held-for-Investment, Net	427	436
Other Assets	3,192	1,960
Total Assets	$271,604	$221,870

LIABILITIES
Deposits
Interest-Bearing Deposits	$186,681	$132,145
Noninterest-Bearing Deposits	14,812	7,970
Total Deposits	201,493	140,115
Advance Payments by Borrowers for Taxes and Insurance	249	167
FHLB Advances	40,512	52,002
Other Liabilities	1,329	2,028
Total Liabilities	243,583	194,312

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$34	$34
Additional Paid-in Capital	34,550	34,546
Unearned RRP Trust Stock	(132)	(143)
Treasury Stock	(32,449)	(32,062)
Retained Earnings	25,780	25,404
Accumulated Other Comprehensive Income (Loss)	238	(221)
Total Stockholders' Equity	28,021	27,558
Total Liabilities & Stockholders' Equity	$271,604	$221,870

Selected Asset Quality Data
Total Non-Performing Assets	$6,653	$2,472
Non-Performing Assets to Total Assets	2.45%	1.11%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
($ in thousands, except per share data)	2009	2008	2009	2008
Interest and Dividend Income	$3,561	$3,206	$14,159	$12,426
Interest Expense	1,360	1,463	6,084	5,751

Net Interest Income	2,201	1,743	8,075	6,675
Provision for Loan Losses	300	-	500	-

Net Interest Income after Provision for Loan Losses	1,901	1,743	7,575	6,675

Noninterest Income (Loss)	231	(637)	1,330	(994)
Noninterest Expense	2,152	1,344	7,529	5,673

(Loss) Income Before Income Tax Expense	(20)	(238)	1,376	8

Income Tax Expense (Benefit)	79	(68)	490	14
Net (Loss) Income	$(99)	$(170)	$886	$(6)
(Loss) Earnings Per Share - Basic	$(0.08)	$(0.13)	$0.70	n/m
(Loss) Earnings Per Share - Diluted	$(0.08)	$(0.13)	$0.70	n/m

Selected Operating Data
Weighted Average Shares Outstanding	1,251,516	1,278,466	1,263,021	1,278,292
Return on Average Assets1	-0.15%	-0.31%	0.34%	n/m
Return on Average Stockholders' Equity1	-1.39%	-2.48%	3.13%	-0.02%
Net Interest Margin1	3.43%	3.33%	3.26%	3.37%
Average Loans to Average Deposits	94.70%	110.59%	97.37%	104.88%
Interest-Earning Assets to
Interest-Bearing Liabilities	112.89%	116.12%	113.13%	117.05%
Efficiency Ratio	88.52%	121.52%	80.06%	99.86%
Noninterest Expense/Average Assets1	3.18%	2.44%	2.89%	2.73%
1Annualized

Contact:	GS Financial Corp.
Stephen F. Theriot, Chief Financial Officer
(504) 883-5528